ATLANTIC AMERICAN REPORTS INCREASED SECOND QUARTER AND SIX MONTH
RESULTS

ATLANTA, Georgia, August 10, 2011 - Atlantic American Corporation (Nasdaq-AAME) today reported increased second quarter and six month results.  Net income for the three month period ended June 30, 2011 was $192 thousand, or nil per diluted share, more than doubling the net income of $76 thousand, or nil per diluted share, for the three month period ended June 30, 2010.  Net income for the six month period ended June 30, 2011 increased 34% to $661 thousand, or $0.02 per diluted share from net income of $493 thousand, or $0.01 per diluted share in the comparable period of 2010.  Book value increased to $3.47 per share at June 30, 2011 from $3.40 per share at the end of last year.

Total revenues for the three month period ended June 30, 2011 were $29.1 million, increasing 7.3% from the $27.1 million for the three month period ended June 30, 2010.  Insurance premiums during this quarter increased 7.4% from the comparable 2010 premiums.  For the six month period ended June 30, 2011, revenues were $57.1 million, increasing 7.7% from the comparable 2010 revenues of $53.1 million.  The increase in premiums during the three month and six month periods ended June 30, 2011 resulted primarily from increased sales of the Medicare supplement product in the life and health segment and increased commercial automobile premiums in the property and casualty segment.  Investment income in both the three and six month periods ended June 30, 2011 increased in comparison with the comparable periods of 2010 and resulted primarily from increased average balances of higher yielding invested assets.

“The first half of 2011 has been very successful,” said Hilton H. Howell, Jr., chairman, president and chief executive officer.  “Our insurance premiums are continuing to increase on a quarter to quarter basis in both our life and health and property and casualty operations.  Our investment portfolio is fully invested and well diversified and has resulted in increases in investment income on a quarter to quarter basis.  While expenses such as losses, commissions and underwriting have increased, consistent with premium levels, general and administrative expenses are being closely managed.  We are continuing with our stock buyback program even as total cash and investments held by our parent company increased to $26.5 million at June 30, 2011.  During the second quarter this year we also paid a 2 cent per share dividend on the Company’s common stock and completed most of the due diligence related to the block of Medicare supplement business which we are acquiring from American Community Mutual Insurance Company.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal subsidiaries consist of American Southern Insurance Company, American Safety Insurance Company, and Bankers Fidelity Life Insurance Company.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:
John G. Sample, Jr.	Hilton H. Howell, Jr.
Senior Vice President and Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5501	404-266-5505

Atlantic American Corporation
Financial Data
(Unaudited; Dollars in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010

Insurance premiums
Life and health	$ 16,466	$ 15,598	$ 32,455	$ 30,899
Property and casualty	9,731	8,789	19,164	16,846
Investment income	2,691	2,576	5,260	5,133
Realized investment gains, net	70	13	71	13
Other income	115	111	178	159

Total revenue	29,073	27,087	57,128	53,050

Insurance benefits and losses incurred
Life and health	12,418	11,791	23,754	22,748
Property and casualty	5,803	5,634	11,098	10,067
Commissions and underwriting expenses	7,545	6,827	15,446	13,967
Interest expense	647	653	1,287	1,295
Other	2,328	2,119	4,583	4,336

Total benefits and expenses	28,741	27,024	56,168	52,413

Income before income taxes	332	63	960	637

Income tax expense (benefit)	140	(13)	299	144

Net income	$ 192	$ 76	$ 661	$ 493

Net income per common share
(basic and diluted)	$ -	$ -	$ 0.02	$ 0.01

	June 30,	December 31,
Selected Balance Sheet Data	2011	2010

Total cash and investments	$ 225,768	$ 212,953
Insurance subsidiaries	199,293	186,652
Parent and other	26,475	26,301
Total assets	274,886	277,566
Insurance reserves and policyholder funds	137,403	137,902
Debt	41,238	41,238
Total shareholders' equity	84,188	82,693
Book value per common share	3.47	3.40
Statutory capital and surplus
Life and health	32,297	31,874
Property and casualty	39,033	38,717